Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-184701, No. 333-173114, No. 333-163929, No. 333-19011, No. 333-71373, No. 333-42276, No. 333-45534, No. 333-73652, No. 333-89176, No. 333-141458, and No. 333-214388) and on Form S-3 (No. 333-184703, No. 333-184702, No. 333-182462, No. 333-175419, No. 333-160577, No. 333-211869) of MicroVision, Inc. (the "Company") of our reports dated March 6, 2017 relating to the consolidated financial statements and financial statement schedule of the Company, and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Moss Adams LLP

Seattle, Washington
March 6, 2017